Marathon Petroleum Corp. Board
Concludes Review of Midstream Business
FINDLAY, Ohio, March 18, 2020 – Marathon Petroleum Corporation (NYSE: MPC) today announced the unanimous decision of its Board of Directors to maintain MPC’s current midstream structure, with the company remaining the general partner of MPLX LP (NYSE: MPLX).

“Today’s announcement concludes a comprehensive evaluation that included extensive input from multiple external advisors and significant feedback from investors,” said J. Mike Stice, chair of the special committee of the Board that led the midstream review process. “Looking forward, we are excited to provide a clear path for our business. We believe in MPLX’s strategic focus on free cash flow generation, and distributions from our continued ownership of MPLX will remain an important, through-cycle source of cash for MPC.”

Decision Rationale:

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Midstream Value Already Unlocked: Historical MPC dropdowns, totaling $1.6 billion of earnings before interest, taxes, depreciation and amortization (EBITDA), unlocked $13 billion of midstream value, including $7 billion of cash proceeds to MPC. These proceeds enabled MPC’s robust return-of-capital program over the last several years.

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Unwinding Businesses Consumes Capital: In MPLX separation scenarios, MPC would require the repurchase of Refining Logistics and Fuels Distribution (RLFD) assets and services, representing $1.4 billion of 2019 EBITDA. Considering the approximately $1.8 billion of distributions MPC receives from MPLX, executing a repurchase of RLFD and a separation of the remaining midstream entity would be cash-flow negative to MPC. It would also require approximately $11 billion to $15 billion of balance sheet resources, which could otherwise be returned to MPC shareholders.

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Significant Known Cash Costs and Valuation Risks with Separation: A separation would introduce likely tax costs of $1 billion or more depending on the scenario, and MPLX debt restructuring costs of up to $500 million. Additionally, increased earnings volatility and market valuation risks would be anticipated for both MPC and MPLX, post-separation.

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MPC Receives Significant Value from MPLX: MPLX distributions to MPC of $1.8 billion in 2019 represent an ongoing, large, stable source of cash flow that will be even more critical to MPC following the separation of Speedway and the loss of its predictable cash flows.

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About Marathon Petroleum Corporation

Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation's largest refining system with more than 3 million barrels per day of crude oil capacity across 16 refineries. MPC's marketing system includes branded locations across the United States, including Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company that owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Taryn Erie, Manager, Investor Relations
Brian Worthington, Manager, Investor Relations

Media Contacts:
Hamish Banks, Vice President, Corporate Communications (419) 421-2521
Jamal Kheiry, Manager, Corporate Communications (419) 421-3312

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (MPC). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations, strategy and value creation plans of MPC. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as "anticipate," "believe," budget,” "commitment," "could," "design," "estimate," "expect," “focus,” "forecast," “forward,” "goal," "guidance," "imply," "intend," "may," "objective," "opportunity," "outlook," "plan," "policy," "position," "potential," "predict," "priority," "progress," "project," “projection,” "proposition," "prospective," "pursue," “schedule,” "seek," "should," "strategy," "target," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company's control and are difficult to predict. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include but are not limited to: with respect to the planned Speedway separation, the ability to successfully complete the separation within the expected timeframe or at all, based on numerous factors including the macroeconomic environment, credit markets and equity markets, and our ability to satisfy customary conditions; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income and earnings per share; future levels of capital, environmental and maintenance expenditures; general and administrative and other expenses; business strategies, growth opportunities and expected investment; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2019, and in Forms 10-Q, filed with the SEC. Copies of MPC's Form 10-K and Forms 10-Q are available on the SEC website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K and Forms 10-Q are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.

We have based our forward-looking statements on our current expectations, estimates and projections about our business and industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.